Exhibit 99.2
Zoltek Companies, Inc. Launches Offering of Common Stock
ST. LOUIS, Aug 6, 2007 (PrimeNewswire via COMTEX News Network) —
Zoltek Companies, Inc. (Nasdaq:ZOLT) announced today that it and certain selling shareholders plan to make a public offering of an aggregate of 4,000,000 shares of the Company’s common stock. The proceeds received by the Company from this offering will be used for: continued execution of the Company’s capacity expansion plans; repayment of a $10 million loan extended by the Company’s Chairman and Chief Executive Officer to finance a bond posted in connection with ongoing litigation; working capital to support the anticipated growth in the Company’s business; and other general corporate purposes.
The offering, which is subject to market and other conditions, will consist of 3,600,000 shares to be sold by the Company and 400,000 shares to be sold by certain selling shareholders of the Company. In addition, the Company expects to grant the underwriters a customary over-allotment option to purchase 600,000 additional shares of common stock.
Merrill Lynch & Co. will serve as lead manager and sole book-runner for the offering, and RBC Capital Markets and ThinkEquity Partners LLC will serve as co-managers.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The offering of these securities will be made only by means of a prospectus and related prospectus supplement filed with the SEC as part of the Company’s registration statement. The prospectus and prospectus supplement will be available at no charge on the SEC’s Web site at www.sec.gov. When available, copies of the prospectus and prospectus supplement also may be obtained from Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080.
Zoltek Companies, Inc. is an applied technology and advanced materials company with principal executive offices in St. Louis, Missouri. The Company is a leader in the commercialization of carbon fibers through its development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products.
This news release was distributed by PrimeNewswire, www.primenewswire.com
SOURCE: Zoltek Companies, Inc.
Zoltek Companies, Inc.
Zsolt Rumy, CEO
Kevin Schott, CFO
(314) 291-5110
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